Exhibit 10.1
Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
AMENDMENT No. 1
TO
SALES AND SERVICES AGREEMENT
          This Amendment No. 1 (“Amendment”) is entered into by and between MedQuist Transcriptions, Ltd. (“MedQuist”) and CBay Systems & Services, Inc. (“CBay”). The effective date of this Amendment (“Amendment No. 1 Effective Date”) shall be the date of mutual execution by the parties below.
BACKGROUND
          WHEREAS, MedQuist and CBay entered into a Sales Services Agreement dated March 9, 2010, (hereinafter the “Agreement”), also known as the “FE/BE”; and
          WHEREAS, the parties desire to amend the terms of the Agreement as set forth in this Amendment.
          NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed and covenanted by and between the parties, as follows:
1.	Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2.	The following Section 2.5 shall be added to the Agreement as if originally set forth therein:
     2.5 Assignment to MedQuist of CBay-Client Agreements Requiring Domestic Services. CBay may assign to MedQuist, if mutually agreeable, during the Term of this Agreement any agreements for the provision of medical transcription and editing services between CBay and CBay’s clients (the “CBay-Client Agreements”) that require predominantly domestic medical transcription and editing services under the following terms and conditions:
          (a) The parties agree to use their best efforts to execute any documents necessary to complete any such assignment by CBay to MedQuist;
          (b) MedQuist shall be responsible for any sales commissions payable to CBay sales staff after the effective date of the assignment of any such CBay-Client Agreement from CBay to MedQuist based on the CBay sales commission plan in effect as of the effective date of such assignment, a copy of which the then-current plan shall be provided by CBay to MedQuist;

******* — Material has been omitted and filed separately with the Commission.

          (c) MedQuist shall reimburse CBay for all reasonable and documented out-of-pocket expenses incurred by CBay that are directly related to the sales or implementation process prior to the effective date of the assignment of any CBay-Client Agreement assigned by CBay to MedQuist pursuant to this Section 2.5, including but not limited travel, and entertainment expenses; provided, however, that any such CBay out-of-pocket expenses (i) shall not include wages or CBay employees or advisors and (ii) shall be offset by any reasonable and documented out-of-pocket expenses incurred by MedQuist in assisting CBay during the sales or implementation process prior to the effective date of the assignment of any CBay-Client Agreement assigned by CBay to MedQuist pursuant to this Section 2.5.
          (d) MedQuist shall reimburse CBay on a cost plus 15% basis for any time of CBay personnel that, at MedQuist’s request, manage or otherwise assist MedQuist with any such CBay-Client Agreement assigned by CBay to MedQuist after the effective date of the assignment;
          (e) MedQuist shall reimburse CBay for all reasonable out-of-pocket travel and living expenses incurred by CBay personnel that, at MedQuist’s request, manage or otherwise assist MedQuist with any such CBay-Client Agreement assigned by CBay to MedQuist after the effective date of the assignment; and
          (e) MedQuist shall pay CBay for any amounts due under subsections 2.5(b) — (d) above monthly within fifteen (15) days of MedQuist’s receipt of payment from the CBay client covered by such CBay-Client Agreement assigned by CBay to MedQuist.
3.	The following Section 2.6 shall be added to the Agreement as if originally set forth therein:
     2.6 DEP Usage by CBay Clients. MedQuist shall license to CBay during the Term of this Agreement the use of the DEP which CBay will have the right to market to existing or new CBay clients under the following terms and conditions:
          (a) CBay shall pay to MedQuist the following fees:

Type of Service	Service Description	Rate
A	Standard DEP usage without DocQspeech™	*******

B	Standard DEP usage with DocQspeech™	*******

C	Professional services including Implementation, Training, Maintenance & Support, and Customization	MedQuist’s cost plus 15%
          (b) At the rate set forth in the table immediately above for Type of Service C, MedQuist agrees to use its best efforts to customize the Client interfaces or perform other development work that CBay may request for CBay’s retail transcription clients.

          (c) MedQuist shall invoice CBay for any services applicable under this Section 2.6 monthly with payment due from CBay fifteen (15) days following receipt of payment from the CBay client.
4.	The following Section 10.6 shall be added to the Agreement as if originally set forth therein:
     10.6 Standard Inter-Company Pricing for Non-Core Services. The parties may provide certain ancillary, non-core services to one another (the “Non-Core Services”) during the Term of this Agreement, if mutually agreeable, under the following terms and conditions:
          (a) All Non-Core Services will be provided at the service provider’s cost plus 15%;
          (b) Costs for Non-Core Services will be agreed and documented in advance of initiating the supply of such Non-Core Services;
          (c) Costs for Non-Core Services will be prospectively adjusted annually, effective as of March 1st based upon the actual costs to perform such services during the prior calendar year;
          (d) ******* ; and
          (e) The party providing the Non-Core Services shall invoice the party receiving the Non-Core Services monthly with payment due thirty (30) days following receipt of invoice.
5.	Except as modified by this Amendment, the Agreement shall remain in full force and effect unmodified. To the extent the terms of the Agreement are inconsistent with the terms of this Amendment, the terms of this Amendment shall control.
          IN WITNESS WHEREOF, Company and Supplier have executed this Amendment as of the dates set forth below by their duly authorized representatives.

CBAY SYSTEMS & SERVICES, INC.		MEDQUIST TRANSCRIPTIONS, LTD.

BY:	/s/ Clyde Swager	BY:	/s/ Peter Masanotti

NAME:	Clyde Swager	NAME:	Peter Masanotti

TITLE:	CFO	TITLE:	President & CEO

DATE:	7/26/2010	DATE:	7/26/2010

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